Exhibit 10.12

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (as hereinafter amended, restated or modified from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into, as of this 3rd day of October, 2016 (the “Effective Date”), by and between Energy Future Holdings Corp., a Texas corporation (and any entity successor thereto, including, upon consummation of the E-Side Transaction (as defined below), the successor thereof (if any), (the “Company”)), and TEX Operations Company LLC, a Delaware limited liability company (“OpCo”). Each of the Company and OpCo is referred to herein as a “Party” and are collectively referred to herein as the “Parties.” All capitalized terms used but not otherwise defined herein have the meaning set forth in Annex A attached hereto.

WITNESSETH:

WHEREAS, on April 29, 2014 (the “Petition Date”), the Company and certain of its Subsidiaries (collectively, the “Debtors”), and Texas Competitive Electric Holdings Company LLC (“TCEH”), a Delaware limited liability company and subsidiary of the Company, commenced voluntary cases under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et seq. in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which cases are jointly administered for procedural purposes only under Case No. 14-10979, and any proceedings relating thereto (collectively, the “Chapter 11 Cases”);

WHEREAS, prior to the Effective Date, the Bankruptcy Court entered an order approving and confirming the restructuring of the TCEH Debtors pursuant to the Third Amended Joint Plan of Reorganization (the “Plan of Reorganization”);

WHEREAS, pursuant to the Plan of Reorganization: (a) TCEH formed TEX Energy LLC, a Delaware limited liability company (“SpinCo”); (b) TCEH transferred all of TCEH’s interests in its Subsidiaries (excluding the stock of TCEH Finance, Inc., a Delaware corporation) to SpinCo in exchange for (i) 100% of the newly-issued equity interests of SpinCo and (ii) the cash proceeds of new SpinCo debt (such transfer, the “TCEH Contribution”), as well as the assumption by SpinCo of certain liabilities; (c) immediately following the TCEH Contribution, SpinCo transferred certain of its assets to an entity formed before the Effective Date that will elect to be treated as a corporation immediately following the TCEH Contribution (“New Holdco”) in exchange for 100% of New Holdco’s equity; (d) immediately following the transfer described in clause (c), SpinCo completed the sale of all of the preferred stock of New Holdco authorized to be issued by New Holdco to one or more third party investors in exchange for cash, and Reorganized TCEH will thereafter distribute the cash consideration attributable thereto to TCEH (the “Preferred Stock Sale”); and (e) immediately following the TCEH Contribution and the Preferred Stock Sale, SpinCo converted into a Delaware corporation pursuant to applicable Law;

WHEREAS, pursuant to the Plan of Reorganization, the Company contributed the equity interests of (i) EFH Corporate Services Company, a Texas corporation (“EFH Corporate Services”), (ii) EFH Properties Company (but not including any cash or cash equivalents on hand at EFH Properties Company), and (iii) the respective Subsidiaries of EFH Corporate Services and EFH Properties Company to OpCo, as well as certain other assets, liabilities and equity interests related to the TCEH Debtors’ operations, all as provided in the Plan of Reorganization (the “EFH Contribution”);

WHEREAS, pursuant to the Plan of Reorganization and as a result of the EFH Contribution, the employees of EFH Corporate Services became employees of OpCo or one or more of its Subsidiaries as of the Effective Date;

WHEREAS, pursuant to further amendment to the Plan of Reorganization the Company and/or its Subsidiaries may consummate a sale, merger or other similar transaction (the “E-Side Transaction”) to effectuate their reorganization and emergence from bankruptcy;

WHEREAS, the Company and its Subsidiaries wish to receive the Transition Services (as defined below) from OpCo and/or its Subsidiaries during the Term (as defined below); and

WHEREAS, OpCo is willing to provide, and to cause its Subsidiaries to provide, the Transition Services to the Company and its Subsidiaries upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1 - SERVICES

1.1 Transition Services.

(a) During the Term, OpCo hereby agrees to provide, or cause to be provided (whether through one or more of its Subsidiaries or as permitted pursuant to Section 1.2), to the Company and its Subsidiaries upon the terms and subject to the conditions set forth in this Agreement (i) as requested in writing (which may be by e-mail) by or on behalf of a Project Manager of the Company, one or more of the services described on Annex B attached hereto (the “Service Schedule”), (ii) as reasonably requested by the Company, any other service historically provided to the Company and/or its Subsidiaries during the period from April 29, 2014 through the date hereof by EFH Corporate Services, OpCo and/or their respective Subsidiaries, or (iii) if applicable, other services that may be agreed upon by the Parties (which, in the case of the Company, shall be a Project Manager of the Company or someone acting on such Project Manager’s behalf) in writing (which may be by e-mail) after the date hereof (“Additional Services” and, together with the services in clauses (i) and (ii), the “Transition Services”). In the event that the Parties identify and agree upon Additional Services to be provided under this Agreement, the Parties shall execute an amendment to this Agreement that provides for the substitution of the relevant Service Schedule, or additions or supplements to the relevant Service Schedule, in order to describe such Additional Services and other specific terms and conditions applicable thereto.

(b) Notwithstanding the foregoing, during the Term, the Parties agree, subject to Article 6 hereof, that the Transition Services include, to the extent applicable, the transitioning of information of the Company and its Subsidiaries to the Company and its Subsidiaries that such Company and/or Subsidiary reasonably require to operate their businesses (including historical books and records and electronic and other data related to the business of the Company and its Subsidiaries).

(c) In no event shall OpCo or its Affiliates be required to (i) lend any funds to the Company or its Affiliates or (ii) make any payments or disbursements on behalf of the Company, except to the extent the Company has previously delivered to OpCo sufficient funds to make any such payment or disbursement.

(d) Unless otherwise expressly required under the terms of any relevant Service Schedule hereto, the Tax Matters Agreement, the Separation Agreement, the Split Participant Agreement, or as otherwise agreed to by the Parties in writing, in providing the Transition Services, OpCo or its Affiliates shall not be obligated to: (i) expend funds and other resources beyond levels that would be customary and reasonable for any other nationally recognized service provider to perform services that are similar to the relevant Transition Services; (ii) maintain the employment of any specific employee or subcontractor; (iii) purchase, lease or license any additional (measured as of the date hereof) equipment or materials (expressly excluding any renewal or extension of any leases or licenses required for OpCo to perform the relevant Transition Services during the Term; provided, that such extension or renewal shall be subject to Section 3.1 in all respects); or (iv) pay any of the Company’s costs related to its or any of its Affiliates’ receipt of the Transition Services.

(e) The Parties acknowledge the transitional nature of the Transition Services. In this regard, the Company acknowledges and agrees that it has the responsibility for the daily and strategic management of the Company (including, without limitation, oversight and management of its continuing Chapter 11 Cases) and that the intent of this Agreement and the extent of the Transition Services to be provided hereunder are for OpCo solely to provide, during the Term, the back-office and administrative services necessary to support the on-going daily operations of the Company and its Subsidiaries in a reasonably prudent manner and the Transition Services expressly exclude any such management and oversight of the Company’s businesses.

(f) Given the transitional nature of the Transition Services, the Company acknowledges and agrees that OpCo may make changes from time-to-time in the personnel performing the Transition Services.

(g) Nothing in Section 1.1(d) or Section 1.1(f) shall alter the obligation of OpCo to provide the Transition Services during the Term in accordance with the other provisions of this Agreement, including with regard to type, skill, care, quantity, scope, timeliness and diligence as provided in Section 1.4.

1.2 Personnel; Third-Party Providers.

(a) OpCo hereby agrees, except as otherwise provided in this Section 1.2, it will not delegate its responsibilities under this Agreement to any unaffiliated third Person (a “Third-Party Provider”) without the Company’s express prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed, it being understood that it would be reasonable for the Company not to consent to any delegation that would adversely change in any material respect the obligations of the Company under this Agreement). Notwithstanding the foregoing, the Parties acknowledge and agree that the Transition Services that have historically been provided and supported by Third-Party Providers may be provided and supported without the consent of the Company; provided that such Third-Party Provider provision and support does not alter the obligations of OpCo to provide the Transition Services during the Term in accordance with this Agreement, including with regard to type, skill, care, quantity, scope, timeliness and diligence as provided in Section 1.4(a); provided, further, that, without the prior written consent of the Company (which consent may be withheld, conditioned or delayed in the Company’s sole discretion), in no event shall OpCo enter into any arrangement or contract with a Third-Party Provider (1) in the name of the Company (or any of its affiliates) on its behalf or (2) that would reasonably be expected to result in the Company (or any of its affiliates) being required to make, directly or indirectly, any payments to such Third-Party Provider (or to OpCo for services provided by any Third-Party Provider) following completion of the Transition Services (except, for the avoidance of doubt, any payments to OpCo for Transition Services performed in accordance with this Agreement prior to the completion of the Transition Services which may not have been paid but are otherwise due and payable in accordance with this Agreement).

(b) In the event OpCo or a Third-Party Provider requires incremental credit support in connection with the provision of Transition Services, OpCo may request that the Company provide reasonable credit support to OpCo or such Third Party Provider with respect thereto. In the event that the

Company elects not to provide such requested credit support (which it may do in its sole discretion), the Company agrees that the fees to be charged hereunder shall include any reasonable and documented incremental cost and expense that OpCo or such Third Party Provider incurs in connection with providing OpCo or such Third-Party Provider the required credit support for the applicable Transition Services.

(c) OpCo shall perform its obligations under this Agreement as an independent contractor. No employees or representatives of OpCo or a Third-Party Provider shall be deemed to be employees or representatives of the Company. In performing the Transition Services, such employees and representatives of OpCo or a Third-Party Provider shall be under the direction, control and supervision of OpCo or the Third-Party Provider, as applicable, and, subject to compliance with the requirements set forth in the Service Schedule. OpCo or the Third-Party Provider, as applicable, shall be solely responsible for exercising all authority with respect to, and shall bear all liabilities arising from, the employment (including termination of employment), assignment and compensation of such employees or representatives (including the payment of all salary and benefits and all premiums and remittances with respect to employees used to provide any Transition Services hereunder).

(d) If a Third-Party Provider provides Transition Services in accordance with this Agreement, such Third-Party Provider shall be a subcontractor engaged by OpCo. OpCo shall cause each such Third Party Provider to be subject to service standards and confidentiality provisions at least equivalent to those set forth herein. OpCo shall remain responsible for the performance by it of all of its obligations hereunder with respect to the Transition Services provided by such Third-Party Provider.

1.3 Third Party Consents.

(a) The Parties acknowledge and agree that it may be necessary to obtain from third parties certain consents, waivers, permits, licenses or sublicenses (“Consents”) in order for (i) OpCo to use third-party applications, Intellectual Property, systems, networks and similar services and functions in the provision of Transition Services and/or (ii) the Company to receive Transition Services.

(b) The Parties will cooperate and use their respective commercially reasonable efforts to obtain the Consents; provided, however, that the failure to obtain any such Consent shall not relieve OpCo of its obligation to provide the relevant Transition Service unless (A) the provision of such Transition Service is prohibited by applicable Law or (B) such Consent cannot be obtained in a timely manner after using commercially reasonable efforts (it being understood that the cost of any such Consent shall be the responsibility of the Company and may be included as part of the Fees charged hereunder). In either case of clauses (A) or (B) in the preceding sentence, OpCo shall promptly notify the Company thereof and the Parties will use their commercially reasonable efforts to implement an alternative means of continuing the provision of the applicable Transition Service for which the Consent is required, in accordance with the service standards described in Section 1.4. Each Party shall use commercially reasonable efforts to mitigate the effects (including the cost) of such alternative means.

1.4 Level of Service and Limitations.

(a) During the Term, OpCo shall perform, or cause to be performed, the Transition Services (i) in a professional and workmanlike manner at a quality substantially equivalent (including with regard to type, skill, care, quantity, scope, timeliness and diligence) as provided by EFH Corporate Services and/or any of its Subsidiaries in the ordinary course of business during the twelve (12) month period prior to the Petition Date (or, to the extent new services commenced following the Petition Date, during the twelve (12) month period prior to the Effective Date) and (ii) in compliance with all applicable Laws, in all material respects.

(b) During the Term, the Company shall allow representatives of OpCo reasonable access to its facilities, assets, advisors, systems and information as reasonably requested by OpCo for purposes of rendering the Transition Services under this Agreement; provided, that no such access shall unreasonably interfere with the ongoing operations of the Company and its Subsidiaries; and provided, further, that the Company may exclude any OpCo personnel at its sole discretion from access to any of its employees, facilities, assets, advisors, systems and/or information due to a material violation by OpCo personnel of the Company’s reasonable health, safety, data security, conduct or other policies.

(c) In connection with its provision of the Transition Services under this Agreement, OpCo shall be permitted to rely on any written information or data provided by the Company, its Subsidiaries or its Representatives, to OpCo, except to the extent that OpCo has actual knowledge that such information or data is inaccurate.

(d) Notwithstanding anything to the contrary contained herein, OpCo shall not be obligated to (and shall not be obligated to cause any Third Party Provider to) provide any Transition Services if the provision of such Transition Services would (i) violate any Law or, subject to Section 1.3(b), any agreement or license to which the Parties are subject, or (ii) with respect to legal, accounting or similar professional services, violate or be in contravention of any rules, regulations or standards of practice promulgated by any organization or authority governing such professional service; provided, however, in each case, that the Parties shall work diligently together in good faith to obtain or cause to be obtained such Transition Services (including, if applicable, professional services) from another provider on a commercially reasonable basis.

(e) During the Term, each Party agrees to use commercially reasonable efforts to cooperate with the other Party in all matters relating to the provision and receipt of the Transition Services and to effect an orderly transition of the Transition Services. This Agreement is a purely commercial transaction between the Parties and nothing stated in this Agreement shall operate to create any partnership, or special or fiduciary duty between the Parties.

1.5 Project Managers. OpCo and the Company shall each appoint one or more individuals to act as project managers (each, a “Project Manager”) to (i) serve as the primary contact for any issues arising out of the performance of this Agreement or any portion of the Transition Services, (ii) be primarily responsible for administering the orderly provision or receipt, as applicable, of the Transition Services (or applicable portion thereof) on its behalf, and (iii) with respect to the Company’s Project Manager, request that OpCo provide (or cease to provide) the Company a particular Transition Service. The initial Project Managers, as well as their respective addresses for notices and other communications, are set forth in the Service Schedule. Each Party agrees to provide reasonable access (in person, by telephone or electronically via e-mail) during normal business hours to its Project Manager for problem resolution. Either Party may replace its Project Manager at any time by providing notice in accordance with Section 7.5, such replacement to be effective as of the date of the other Party’s receipt of such notice.

1.6 No Service Warranty. Except to the extent provided in Section 1.2(d) and Section 1.4(a), OpCo makes no warranties or representations relating to the Transition Services or the results of the Transition Services hereunder and hereby disclaims all representations or warranties, whether express, implied or statutory, with respect to its performance under this Agreement, including without limitation any warranty of adequacy, merchantability or fitness for a particular purpose.

1.7 No Conflicts. OpCo hereby represents and warrants to the Company that, except as set forth on Annex C attached hereto, to the knowledge of OpCo (after reasonable inquiry) (i) the execution and delivery of this Agreement by OpCo and (ii) the performance by OpCo of its obligations under this Agreement do not violate, in any material respect, applicable law.

ARTICLE 2 - TERM AND TERMINATION

2.1 Term. The term of this Agreement shall commence on the Effective Date and shall end on the earlier of (i) December 31, 2017 or (ii) the closing date of the E-Side Transaction (the “Term”). At the end of the Term all rights and obligations under this Agreement shall cease, except (a) the rights and obligations that are expressly stated to survive termination pursuant to Section 2.4 and (b) rights and obligations that have accrued prior to such termination.

2.2 Discontinuation of Services. During the Term, the Company may terminate any particular Transition Service (whether provided directly or indirectly by OpCo and/or any of its Affiliates or by any Third-Party Provider) and eliminate it from the scope of the Transition Services provided under this Agreement upon at least thirty (30) days’ (or such other amount of time as mutually agreed in writing between the Parties) prior written notice to OpCo, and following such termination the Company shall only be liable to OpCo for the Fees (as defined below) owed to OpCo in connection with, and attributable to, the provision of such discontinued Transition Services to the extent attributable to the period on and before such discontinuation. During the Term, the Parties shall cooperate as reasonably required to effectuate an orderly and systematic transfer to the Company, or any such Person at the request of the Company, of all of the duties and obligations previously performed by OpCo (whether provided directly or indirectly by OpCo and/or any of its Affiliates or by any Third-Party Provider) under this Agreement that the Company desires to continue following the Term.

2.3 Early Termination.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement or any particular Transition Service may be terminated prior to the expiration of the Term as follows:

(i)	with respect to any particular Transition Service, by the Company pursuant to Section 2.2;

(ii)	by mutual written consent of the Company and OpCo; or

(iii)	by the Company, on the one hand, or OpCo, on the other hand, if the other Party is in material breach of any of its covenants or obligations set forth in this Agreement and fails to cure such breach as promptly as reasonably practicable but in any event within twenty (20) Business Days (or ten (10) Business Days with respect to any failure to make a required payment under this Agreement that is not subject to a good faith dispute pursuant to Section 3.3) after receipt of written notice thereof from the other Party (which notice must specify, in reasonable detail, the nature of such breach).

2.4 Survival. The termination of this Agreement with respect to any particular Transition Service pursuant to Section 2.2 or Section 2.3 shall not affect the provisions of this Agreement and the Service Schedule with respect to a Transition Service not terminated. Neither the termination of this Agreement with respect to any particular Transition Service pursuant to Section 2.2 or Section 2.3 nor the expiration of the Term shall affect (i) the liability of a Party for a breach of this Agreement prior to the termination or expiration hereof, (ii) the Parties’ obligations set forth in this Section 2.4, Article 5, Article 6 and Article 7, which shall survive any termination or expiration of this Agreement and (iii) any rights or obligations arising out of or in connection with this Agreement that have vested, matured or accrued prior to such termination or expiration, including, the right of OpCo to receive any and all amounts owed to OpCo hereunder to the extent attributable to the period on and before such termination or expiration.

ARTICLE 3 - COMPENSATION

3.1 Fees. In consideration for the provision of the Transition Services, the Company shall pay to OpCo all reasonable and documented fees, costs, and expenses (including employee-related, overhead, general and administrative expenses incurred by OpCo related directly to the Transition Services provided during the Term (all such fees, costs and expenses, collectively, the “Fees”)).

3.2 Invoices. Within ten (10) Business Days after the end of each calendar month, OpCo (on behalf of itself and each of its Subsidiaries providing Transition Services) shall submit an invoice (each, an “Invoice”) to the Company setting forth (i) a reasonably detailed description of the Transition Services provided by OpCo and its Subsidiaries during such calendar month and (ii) reasonable documentation and supporting detail of the Fees owing for such Transition Services (including any third-party invoices related thereto). Notwithstanding the foregoing or anything in Section 3.3 below, in connection with the final termination of this Agreement, the Parties will work together in good faith to prepare a final invoice with all accrued and unpaid Fees and other amounts due hereunder and such final invoice shall be paid by the Company to OpCo on the termination date with the intent that all Fees and other amounts due hereunder would be paid upon the termination of this Agreement and that no amounts would be due as of such termination.

3.3 Time of Payment; Disputes; Interest; No Deductions.

(a) The Company shall pay, or cause to be paid, all undisputed amounts due under this Agreement within thirty (30) days after receipt of the applicable Invoice. Such payment shall be made in immediately available funds by bank wire transfer to an account designated by OpCo.

(b) The Company shall promptly (and in no event later than thirty (30) days following receipt of any Invoice) notify OpCo of any good faith objection of the Company with regard to such Invoice and the failure to so object shall be definitive evidence of the acceptance of such Invoice. If requested by the Company, OpCo shall promptly furnish reasonable documentation to substantiate the amounts invoiced, including listing the date(s), time(s) and amount(s) of the Transition Services in question. Following any good faith invoice objection, the Company and OpCo shall cooperate in good faith and use commercially reasonable efforts to resolve any remaining dispute expeditiously, without prejudice to either Party’s rights under Section 7.3 or Section 7.8. The Company shall pay all disputed amounts in accordance with the resolution of such disputed amount within five (5) Business Days after such resolution.

(c) If the Company has not paid any undisputed amounts within thirty (30) days after receipt of the applicable Invoice with respect thereto, such undisputed amounts shall accrue interest at the lesser of (i) the maximum rate allowed by applicable Law, and (ii) the prime rate published in The Wall Street Journal plus 4% per annum, and the Company shall pay OpCo such accrued interest. Notwithstanding the foregoing, the failure of the Company to pay any material undisputed amounts within thirty (30) days after receipt of the applicable Invoice with respect thereto shall also constitute a material breach of this Agreement.

3.4 Taxes.

(a) All Fees shall be exclusive of any goods and services taxes, value added taxes or similar taxes on the performance or delivery of Transition Services (collectively “Sales Taxes”).

(b) To the extent that OpCo is obligated to collect and remit any Sales Tax in respect of the Transition Services herein provided, the Company shall pay the amount of such Sales Taxes to OpCo in addition to the Fees otherwise payable hereunder. Any amount required to be paid under this Section 3.4(b) and not paid by the due date for payment shall be subject to the late charges specified in Section 3.3(c).

(c) Subject to Section 3.4(b), OpCo shall be responsible for and shall pay all taxes, assessments or other charges against it in connection with the Transition Services, including taxes on OpCo’s income or profits thereon and all taxes imposed on or assessed or levied against or on account of salaries or other compensation or other benefits or amounts paid or provided to OpCo’s employees or subcontractors. OpCo accepts full and exclusive liability for and shall indemnify, defend and hold the Company harmless from and against any and all claims arising out of income or payroll taxes or withholding taxes assessed or levied in respect of the provision of Transition Services hereunder by any Governmental Entity.

(d) OpCo shall not be reimbursed for any (i) real or personal property taxes on property it owns or leases, (ii) franchise, margin, privilege or similar taxes on its business, (iii) payroll or employment taxes of its employees (including income tax, social security taxes, unemployment compensation, workers’ compensation tax, other employment taxes or withholdings), (iv) taxes based on its income or gross receipts or (v) withholding taxes. Should there be any withholding tax required for payment made hereunder, the Company shall have the right to withhold such amount from money due to OpCo under this Agreement for payment of taxes, assessment or other charges. Such payment by the Company shall relieve the Company of further obligation with respect to any amount withheld and OpCo shall assist the Company by submitting the necessary documents to support the application for the Company to recover such amount later, if applicable.

(e) Within thirty (30) days after receiving notification of the commencement of any Sales Tax, VAT or other similar tax audit by a tax authority which involves the provision of any Transition Services or access to any facilities provided hereunder, the Party receiving such notice shall notify the other Party of such audit. Thereafter, the Party receiving such notice shall control all proceedings taken in connection with such Sales Tax or VAT or other similar tax audit and shall take reasonable steps to keep the other Party informed of the progress of any such audit; provided, however, that where the other Party is liable to pay an amount in respect of such Sales Tax, VAT or other similar tax pursuant to this Section 3.4, the controlling Party shall not settle or otherwise compromise such audit without the other Party’s consent. The other Party shall have the right (but not the duty) to participate in any proceeding to contest Sales Tax, VAT or other similar liability, and shall have the right to retain tax advisers or counsel at its own expense.

(f) Subject to applicable Law, the Parties shall use commercially reasonable efforts to cooperate with each other in connection with obtaining any available reduction of, or exemption from, any taxes due in respect of the provision of Transition Services to the extent possible.

ARTICLE 4 - FORCE MAJEURE

4.1 Force Majeure.

(a) If any Party is rendered unable, wholly or in part, by Force Majeure (as defined below) to carry out its obligations under this Agreement, other than obligations to make monetary payments, that Party shall give the non-affected Party prompt written notice of the cause and extent of the Force Majeure, the date of commencement thereof and the means proposed to be adopted to remedy or abate such Force Majeure, following which the affected Party shall be excused from performance of its obligations under this Agreement solely to the extent, and for the period, that such performance is prevented by such Force Majeure. The affected Party shall use commercially reasonable diligence to remove or remediate the Force Majeure as quickly as possible and shall use commercially reasonable efforts to develop a mutually satisfactory solution to such Force Majeure with the non-affected Party. If any Transition Service is interrupted or suspended due to an event of Force Majeure, (i) the Company shall be entitled to an equitable reduction of Fees payable for the affected Transition Services and (ii) the Company shall have the right to immediately terminate the affected Transition Service and/or any Transition Service linked to the affected Transition Service.

(b) The term “Force Majeure” shall mean any act of God, industry wide strikes directly impacting the Transition Services, act of the public enemy, war, blockade, terrorism, public riot, lightning, fire, storm, flood, explosion, governmental action, or other circumstance that is beyond the reasonable control of the affected Party and which did not arise from the fraud, bad faith, intentional or willful misconduct or gross negligence of the affected Party.

ARTICLE 5 - INDEMNIFICATION AND DISCLAIMER

5.1 The Company’s Indemnity. SUBJECT TO SECTION 5.4, THE COMPANY HEREBY AGREES TO INDEMNIFY, HOLD HARMLESS AND DEFEND OPCO AND OPCO’S SUBSIDIARIES AND ITS AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, CONTRACTORS AGENTS AND REPRESENTATIVES (COLLECTIVELY, THE “OPCO GROUP”) FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF OR RESULTING FROM ANY THIRD-PARTY ACTION IN RESPECT OF (I) THE PERFORMANCE OF THE TRANSITION SERVICES IN ACCORDANCE WITH THIS AGREEMENT OR (II) FRAUD, GROSS NEGLIGENCE, OR INTENTIONAL OR WILLFUL MISCONDUCT OF THE COMPANY, THE COMPANY’S AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, CONTRACTORS, AGENTS OR REPRESENTATIVES (COLLECTIVELY, THE “COMPANY GROUP”) IN CONNECTION WITH THE TRANSITION SERVICES, EXCEPT TO THE EXTENT CAUSED BY, OR ARISING OUT OF THE FRAUD, GROSS NEGLIGENCE, OR INTENTIONAL OR WILLFUL MISCONDUCT OF, OR MATERIAL BREACH OF THIS AGREEMENT BY, ANY MEMBER OF THE OPCO GROUP OR ANY THIRD PARTY PROVIDER.

5.2 OpCo’s Indemnity. SUBJECT TO SECTION 5.3 AND SECTION 5.4, OPCO HEREBY AGREES TO INDEMNIFY, HOLD HARMLESS AND DEFEND THE COMPANY GROUP FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF OR RESULTING FROM ANY THIRD-PARTY ACTION IN RESPECT OF THE FRAUD, GROSS NEGLIGENCE, OR INTENTIONAL OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE OPCO GROUP IN PROVIDING THE TRANSITION SERVICES, EXCEPT TO THE EXTENT CAUSED BY OR ARISING OUT OF THE FRAUD, GROSS NEGLIGENCE, OR INTENTIONAL OR WILLFUL MISCONDUCT OF, OR MATERIAL BREACH OF THIS AGREEMENT BY, ANY MEMBER OF THE COMPANY GROUP OR ANY THIRD PARTY PROVIDER. SUBJECT TO SECTION 5.4, OPCO HEREBY AGREES TO INDEMNIFY, HOLD HARMLESS AND DEFEND THE COMPANY

GROUP FROM AND AGAINST ANY AND ALL LOSSES TO THE EXTENT ARISING OUT OF OR RESULTING FROM ANY ACTION OR CLAIM AGAINST THE COMPANY GROUP BY ANY THIRD PARTY PROVIDER RELATED TO (X) THE PROVISION OF THE TRANSITION SERVICES HEREUNDER OR (Y) ANY DISPUTE BY AND BETWEEN OPCO OR ANY OF ITS AFFILIATES AND SUCH THIRD PARTY PROVIDER OR ANY OF ITS AFFILIATES (WHETHER OR NOT SUCH DISPUTE RELATES TO THE PROVISION OF THE TRANSITION SERVICES HEREUNDER BUT SPECIFICALLY EXCLUDING ANY SUCH LOSSES CAUSED BY OR ARISING OUT OF THE FRAUD, GROSS NEGLIGENCE, OR INTENTIONAL OR WILLFUL MISCONDUCT OF, OR MATERIAL BREACH OF THIS AGREEMENT BY, ANY MEMBER OF THE COMPANY GROUP). FOR THE AVOIDANCE OF DOUBT, THE INDEMNITY IN THE PRECEDING SENTENCE SHALL NOT AFFECT THE OBLIGATION OF THE COMPANY TO PAY FEES IN ACCORDANCE WITH ARTICLE III.

5.3 Limited Liability of the OpCo Group. NO MEMBER OF THE OPCO GROUP SHALL HAVE ANY LIABILITY TO ANY MEMBER OF THE COMPANY GROUP, IN CONTRACT, TORT OR OTHERWISE, FOR OR IN CONNECTION WITH (A) ANY TRANSITION SERVICES PROVIDED OR TO BE PROVIDED OR ANY ACCESS TO ANY FACILITIES PROVIDED OR TO BE PROVIDED BY OPCO PURSUANT TO THIS AGREEMENT OR (B) ANY ACTIONS OR INACTIONS OF ANY COMPANY GROUP MEMBER IN CONNECTION WITH ANY SUCH SERVICES OR ACCESS TO ANY SUCH FACILITIES REFERRED TO IN THE IMMEDIATELY PRECEDING CLAUSE (A), IN EACH CASE, EXCEPT TO THE EXTENT THAT ANY MEMBER OF THE COMPANY GROUP SUFFERS A LOSS THAT RESULTS FROM SUCH OPCO GROUP MEMBER’S MATERIAL BREACH OF THIS AGREEMENT, FRAUD, GROSS NEGLIGENCE, OR INTENTIONAL OR WILLFUL MISCONDUCT IN CONNECTION WITH ANY SUCH SERVICES OR ACCESS TO ANY SUCH FACILITIES.

5.4 Enforceability. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IF SECTION 5.1, SECTION 5.2 OR ANY OTHER PROVISION HEREIN MODIFYING SECTION 5.1 OR SECTION 5.2 CONTAINS AN INDEMNITY OBLIGATION THAT IS UNENFORCEABLE UNDER APPLICABLE LAW, THEN THIS ARTICLE 5 WILL BE MODIFIED, READ, CONSTRUED AND ENFORCED TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND ANY OBLIGATION THAT IS ENFORCEABLE WILL REMAIN IN FULL FORCE AND EFFECT AND BE BINDING ON THE PARTIES.

5.5 Determination of Losses; Limitation of Losses.

(a) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR, AND “LOSSES” SHALL BE DEEMED NOT TO INCLUDE, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, SPECIAL, INDIRECT OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS, LOSS OF PRODUCTION, DIMINUTION IN VALUE OR OTHER DAMAGES ATTRIBUTABLE TO BUSINESS INTERRUPTION) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSITION SERVICES, EXCEPT, IN EACH CASE, TO THE EXTENT SUCH DAMAGES ARE PAYABLE TO A THIRD PARTY.

(b) FOR PURPOSES OF THIS AGREEMENT, THE TERM “LOSSES” MEANS ACTIONS, CHARGES, DAMAGES, FINES, PENALTIES, DEFICIENCIES, JUDGMENTS, INJUNCTIONS, ORDERS, LOSSES, LIABILITIES, AMOUNTS PAID IN SETTLEMENT, OBLIGATIONS, LIENS, COSTS AND REASONABLE EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES, INTEREST, COURT COSTS AND OTHER COSTS OF SUIT, LITIGATION OR OTHER PROCEEDINGS OF ANY KIND OR OF ANY CLAIM, DEFAULT OR ASSESSMENT).

(c) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARTIES AGREE AND ACKNOWLEDGE THAT IN NO EVENT SHALL THE AGGREGATE LIABILITY OF THE OPCO GROUP FOR ANY CLAIMS MADE IN RESPECT OF THIS AGREEMENT EXCEED FOR ANY REASON, IN THE AGGREGATE, AN AMOUNT EQUAL TO ONE HUNDRED PERCENT (100%) OF THE AGGREGATE AMOUNT OF FEES ACTUALLY PAID UNDER THIS AGREEMENT (THE “CAP”), EXCEPT THAT THE CAP SHALL NOT APPLY TO (1) ANY INDEMNIFICATION OBLIGATION OF OPCO UNDER SECTION 5.2 OR (2) ANY LOSSES INCURRED BY ANY MEMBER OF THE COMPANY GROUP CAUSED BY OR ARISING OUT OF THE FRAUD, GROSS NEGLIGENCE, OR INTENTIONAL OR WILLFUL MISCONDUCT OF, ANY MEMBER OF THE OPCO GROUP OR ANY THIRD PARTY PROVIDER.

(d) NEITHER PARTY SHALL CONSENT TO THE ENTRY OF ANY JUDGMENT OR ENTER INTO ANY SETTLEMENT OF ANY CLAIM TO THE EXTENT INDEMNIFIABLE UNDER THIS AGREEMENT WITHOUT THE PRIOR WRITTEN CONSENT OF THE OTHER PARTY, WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD, CONDITIONED OR DELAYED.

5.6 Acknowledgement of the Parties; Conspicuousness. Each Party agrees that it shall not contest the validity or enforceability of any provision of this Agreement on the basis that the Party had no notice or knowledge of such provisions or that such provisions are not “conspicuous.” The Parties acknowledge and agree that the provisions contained in this Agreement that are set out in “ALL CAPS” satisfy the “express negligence rule” (to the extent applicable) and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

ARTICLE 6 - CONFIDENTIALITY

6.1 Confidential Information.

(a) For purposes of this Agreement, “Business Information” means all confidential or proprietary business, financial or technical data, documents, plans, intellectual property and other information, in whatever form, relating to the operations, businesses or assets of a Party or its Affiliates (the “Discloser”) that is disclosed to, or received by, the other Party (the “Recipient”) in connection with the services or arrangements contemplated by this Agreement. Each Recipient shall, and shall cause its Affiliates, directors, officers, employees, and contractors and its and their Representatives to, hold the Business Information of the Discloser in confidence and not to use or disclose such Business Information, except as reasonably required for the purposes of this Agreement or otherwise expressly permitted hereunder. Each Party (as the Recipient) shall use no less than the same degree of care that it uses to protect its own confidential information of similar sensitivity to protect the Business Information of the other Party, but in no event less than a commercially reasonable degree of care. The restrictions of this Article 6 shall not apply to Business Information that:

(i)	is or becomes generally available to the public other than as a result of a violation of this Section 6.1 by the Recipient or its Affiliates, directors, officers, employees, or contractors or its or their Representatives;

(ii)	is developed by the Recipient or its Affiliates, directors, officers, employees, or contractors or its or their Representatives without the use of or reference to any of the Discloser’s Business Information;

(iii)	is rightfully obtained by the Recipient or its Affiliates, directors, officers, employees, or contractors or its or their Representatives from a third-party source which such Person reasonably believes was not subject to any legal, contractual or fiduciary duty to the Discloser; or

(iv)	is identified in writing by the Discloser as no longer proprietary or confidential.

(b) Nothing herein shall prevent a Recipient or its Affiliates, directors, officers, employees, or contractors or its or their Representatives from disclosing Business Information (i) as required by applicable Law or upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any regulation of, any regulatory agency or authority (including any self-regulatory agency, stock exchange or quotation system), (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder in connection with the conduct or defense of any civil, criminal or administrative actions, suits, complaints, enforcement actions, penalty assessments, claims, hearings, arbitrations, investigations, inquiries, audits or other proceedings (formal or informal, public or non-public) (each, an “Action”), (iv) to its Affiliates, directors, officers, employees, or contractors or its or their Representatives as necessary to perform the Transition Services pursuant to the terms of this Agreement, provided that such Persons are informed of the confidential nature of the Business Information, and the Recipient shall be liable to the Discloser for the use or disclosure thereof by such Person in violation of the terms hereof; provided, further, that if Recipient or its Affiliates, directors, officers, employees, or contractors or its or their Representatives is requested or required pursuant to clause (i) or (ii) to disclose any Business Information of the Discloser, such Recipient shall notify the Discloser promptly in writing, to the extent permitted by applicable Law, of such requirement so that the Discloser may seek a protective order or other appropriate remedy or waive compliance with this Article 6, and the Recipient or its Affiliates, directors, officers, employees, or contractors or its or their Representatives (as applicable) shall disclose only that portion of such Business Information which it believes in its reasonable judgment is legally required to be disclosed and shall use its commercially reasonable efforts to obtain assurances that confidential treatment shall be accorded such Business Information.

6.2 Length of Confidentiality Obligation. Each Party agrees to maintain and protect the confidentiality of the Business Information of the other Party as set forth in this Article 6 during the Term and for two (2) years after the expiration of the Term.

ARTICLE 7 - MISCELLANEOUS

7.1 Waiver of Compliance. Any failure of OpCo, on the one hand, or the Company, on the other hand, to comply with an obligation, covenant, agreement or condition contained in this Agreement may be expressly waived in writing by the non-failing Party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.2 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY

OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.2.

7.3 Governing Law and Venue. THIS AGREEMENT, TOGETHER WITH ANY CLAIM, DISPUTE, REMEDY OR LEGAL PROCEEDING ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY RELIEF OR REMEDIES SOUGHT BY THE PARTIES, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each of the Parties (i) submits to the exclusive jurisdiction of the Bankruptcy Court (or, if the Bankruptcy Court declines to accept jurisdiction over a particular matter, then the Chancery Court of the State of Delaware, and if the Chancery Court of the State of Delaware declines jurisdiction, then any state or federal court sitting in Delaware) in any Action arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Action may be heard and determined in any such court and (iii) agrees not to bring any Action arising out of or relating to this Agreement (whether on the basis of a claim sounding in contract, tort or otherwise) in any other court. Each of the Parties agrees that a final judgment in any such Action shall be conclusive (subject to any appeals therefrom) and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any Delaware or federal court in accordance with the provisions of this Section 7.3. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court. Each of the Parties hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 7.5. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

7.4 Counterparts. This Agreement may be executed in any number of counterparts (including by electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts taken together constituting one and the same agreement.

7.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by email or overnight courier:

If to the Company:

Energy Future Holdings Corp.

1601 Bryan Street

Dallas, Texas 75201

Attention: President

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention:	James Sprayregen Marc Kieselstein Chad Husnick
Email:	jsprayregen@kirkland.com mkieselstein@kirkland.com chusnick@kirkland.com

and

Kirkland & Ellis LLP

600 Lexington Avenue

New York, NY 10022

Attention:	Edward Sassower
Email:	edward.sassower@kirkland.com

If to OpCo:

TEX Energy LLC

1601 Bryan Street

Dallas, Texas 75201

Attention:	General Counsel

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

600 Travis St., Suite 3300

Houston, TX 77002

Attention:	Andrew T. Calder, P.C. Kevin L. Morris John D. Pitts
Email:	andrew.calder@kirkland.com kevin.morris@kirkland.com john.pitts@kirkland.com

and

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue

Dallas, TX 75201-6912

Attention:	Robert Little
Email:	RLittle@gibsondunn.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally;

three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon receipt if sent by email and received by 5:00 pm (Eastern Time), on a Business Day (otherwise the next Business Day) (provided that if given by email such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

7.6 Modification or Amendment. Subject to the provisions of applicable Law, the Parties may only modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective Parties.

7.7 No Third Party Beneficiaries. Except for the indemnification of members of the Company Group (other than the Company) or members of the OpCo Group (other than OpCo) set forth in Article V, the Parties hereby agree that their respective covenants and agreements set forth herein are solely for the benefit of the other Parties and their permitted successors and assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their permitted successors and assigns any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

7.8 Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to the limitations set forth in this Section 7.8, each of the Parties shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction, injunctions or any form of equitable relief to prevent or remedy breaches of this Agreement. Each Party hereby waives any requirement for the security or posting of any bond in connection with any such equitable remedy.

7.9 No Transfer. The Parties acknowledge and agree that nothing in this Agreement is intended to transfer any right, title, or interest in and to any tangible, intangible, real or personal property (including any and all intellectual property rights). Notwithstanding any materials, deliverables, or other products that may be created or developed by OpCo or its Affiliates from the date hereof through the expiration or termination of the Term with respect to Transition Services, OpCo does not hereby convey, nor does the Company or any of its Affiliates hereby obtain, any right, title, or interest in or to any of OpCo’s or any of its Affiliates’ equipment, materials, deliverables, products, or any other rights or property used to provide the Transition Services. All data, files, property or other materials and information that are supplied by the Company or any of its Affiliates in connection with this Agreement shall remain the Company’s or such Affiliate’s property, respectively, and OpCo shall not have any rights or interests with respect thereto.

7.10 Intellectual Property Rights.

(a) Except as otherwise expressly provided in this Section 7.10, each of OpCo and the Company and their respective Affiliates shall retain all right, title and interest in and to their respective intellectual property and any and all improvements, modifications and derivative works thereof. No license or right, express or implied, is granted under this Agreement by OpCo, the Company or their respective Affiliates in, or to, their respective intellectual property, except that, solely to the extent required for the provision or receipt of the Transition Services in accordance with this Agreement, each of OpCo and the Company, for itself and on behalf of their respective Affiliates, hereby grants to the other (and their respective Affiliates) a non-exclusive, revocable, non-transferable license during the Term to such intellectual property that is provided by the granting party to the other party (“Licensee”) in connection with this Agreement, but only to the extent and for the duration necessary for the Licensee to provide or receive the applicable

Transition Services as permitted by this Agreement. Upon the expiration of such time, or the earlier termination of such Transition Service in accordance with this Agreement, the license to the relevant intellectual property will terminate; provided, however, that all licenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof. The foregoing license is subject to any licenses granted by others with respect to intellectual property not owned by OpCo, the Company or their respective Affiliates.

(b) Subject to the limited license granted in Section 7.10(a), in the event that any intellectual property is created by OpCo (or a Third-Party Provider, if applicable) in the performance of the Transition Services or provision of access to the facilities, all right, title and interest throughout the world in and to all such intellectual property shall vest solely in OpCo (or such Third-Party Provider, if applicable) unconditionally and immediately upon such intellectual property having been developed, written or produced.

(c) Except as otherwise expressly provided in this Agreement, none of OpCo (or its Affiliates) and the Company (or its Affiliates) shall have any rights or licenses with respect to any intellectual property (including software), hardware or facility of the other Party. All rights and licenses not expressly granted in this Agreement, the Separation Agreement, the Tax Matters Agreement or the Split Participant Agreement (such other agreements, collectively, the “Separation Documents”) are expressly reserved by the relevant Party. Each of OpCo and the Company shall from time to time execute any documents and take any other actions reasonably requested by the other Party to effectuate the intent of this Section 7.10.

7.11 No Assumption; Other Agreements. Nothing herein shall be deemed to (a) constitute the assumption by OpCo or any of its Affiliates, or the agreement to assume, any duties, obligations or liabilities of the Company or its Affiliates whatsoever; or (b) alter, amend or otherwise modify any obligation of the Parties or their Affiliates under the Separation Documents.

7.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.13 Interpretation; Construction.

(a) Headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an article, section or annex, such reference shall be to an article, section or annex to this Agreement unless otherwise indicated. Such annexes and schedules are an integral part of this Agreement and shall be treated as if fully set forth herein. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

7.14 Assignment; Delegation. This Agreement shall not be assigned or delegated by a Party (in each case, whether (x) by merger, consolidation or dissolution of a Party, (y) by contract, operation of law or (z) otherwise) without the prior written consent of the other Parties, and any purported assignment or delegation in violation of this Agreement shall be null and void. For purposes of this Section 7.14, the term “merger” refers to any merger in which a Party is a constituent entity, regardless of whether it is the surviving or merged entity. As a condition to, and prior to the consummation of, any direct or indirect transfer or other disposition of all or substantially all of its assets (whether in a single transaction or a series of related or unrelated transactions) the Party engaging in such transfer or other disposition shall require the transferee to assume all of such Party’s obligations hereunder.

7.15 Entire Agreement. This Agreement (which includes the Service Schedule), together with the Separation Documents, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, between the Parties, with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date and year first set forth above.

TEX OPERATIONS COMPANY LLC

By:	/s/ David D. Faranetta
Name:	David D. Faranetta
Title:	Senior Vice President and Treasurer

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Anthony R. Horton
Name:	Anthony R. Horton
Title:	Treasurer

Signature Page to the Stand-Alone Transition Services Agreement

Annex A

Defined Terms

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement (including any Annexes hereto), the following terms shall have the respective meanings specified below.

“Affiliates” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with, such Person; provided that, notwithstanding the foregoing, Affiliates of the Company shall be deemed to include Oncor Electric Delivery Holdings Company LLC and its Subsidiaries (including Oncor Electric Delivery Company LLC) (collectively, the “Oncor Entities”).

“Business Days” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday, or a day on which banks are required or authorized to close in New York, New York.

“Governmental Entity” means any federal, state or local, domestic or foreign governmental or regulatory authority, agency, commission, body, arbitrator, court, regional reliability entity (including the Texas Reliability Entity, Inc.), the Electric Reliability Council of Texas, Inc., or any other legislative, executive or judicial governmental entity, excluding in each case, the Bankruptcy Court.

“Intellectual Property” means all intellectual property and industrial property recognized under applicable Law, including trademarks, service marks Internet domain names, logos, trade dress, trade names and all goodwill associated therewith and symbolized thereby, inventions, discoveries, patents, trade secrets, copyrights and copyrightable works, software, databases, data (including customer, employee, technical, research and development and manufacturing data) and related items and (if applicable) any registrations, issuances and applications for registration or issuance of any of the foregoing.

“Law” means any federal, state, local or foreign law, statute or ordinance, common law or any rule, regulation, legally binding standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement or License of the Bankruptcy Court or any Governmental Entity.

“Licenses” means permits, certifications, approvals, registrations, clearances, consents, authorizations, franchises, variances, exemptions and orders issued or granted by the Bankruptcy Court or a Governmental Entity.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Representatives” means the directors, officers, employees, investment bankers, attorneys, accountants and other advisors, agents or representatives of a Person.

“Separation Agreement” means that certain Separation Agreement, dated on or about the date hereof, by and among OpCo, SpinCo and the Company.

“Split Participant Agreement” means that certain Amended and Restated Split Participant Agreement, dated on or about the date hereof, by and between Oncor Electric Delivery Company LLC and OpCo.

Annex A - 1

“Subsidiaries” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries (provided that, notwithstanding the foregoing, the Subsidiaries of the Company shall be deemed to include the Oncor Entities).

“Tax Matters Agreement” means that certain Tax Matters Agreement, dated on or about the date hereof, by and among the Company, Energy Future Intermediate Holding Company LLC, EFIH Finance Inc., EFH Merger Co., LLC and TEX Energy LLC.

Section 1.2 Additional Defined Terms. In addition to the terms defined above, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated in the table below.

Defined Term	Section
Action	6.1(b)
Additional Services	1.1(a)
Agreement	Preamble
Bankruptcy Court	Recitals
Business Information	6.1(a)
Chapter 11 Cases	Recitals
Company	Preamble
Company Group	5.1
Consents	1.3(a)
Debtors	Recitals
Discloser	6.1(a)
Effective Date	Preamble
EFH Contribution	Recitals
EFH Corporate Services	Recitals
E-Side Transaction	Recitals
Fees	3.1
Force Majeure	4.1(b)
Invoice	3.2
Licensee	7.10(a)
New HoldCo	Recitals
OpCo	Preamble
OpCo Group	5.1
Part(ies)	Preamble
Petition Date	Recitals
Plan of Reorganization	Recitals
Project Manager	1.5
Recipient	6.1(a)
Sales Taxes	3.4(a)
Separation Documents	7.10(c)
Service Schedule	1.1(a)
SpinCo	Recitals

Annex A - 2

Defined Term	Section
TCEH	Recitals
TCEH Contribution	Recitals
Term	2.1
Third Party Provider	1.2(a)
Transition Services	1.1(a)

Annex A - 3

Annex B

Service Schedule

Service Category	Description

Business Services Administration	The administration, maintenance, reporting, analysis, and other activities relating to benefits, payroll, taxes, and other general business functions.

Corporate Controller	The administration, maintenance, reporting, analysis, and other activities relating to the tasks of a corporate controller, including external auditing, outsourced accounting services, and other accounting-related functions.

Corporate Secretary	The administration, maintenance, reporting, analysis, and other activities relating to historical corporate records, and other general administrative functions.

Tax (covering all types of income and non-income taxes; e.g., federal, state, property, sales/use)

The administration, maintenance, reporting, analysis, consulting, and other activities relating to tax returns, external audits, tax payments, and other tax-related accounting functions. Includes, but is not limited to:

•    Filing any extensions

•    Preparation and filing of the final federal short period income tax return for the EFH group

•    Preparation and filing of all state income and franchise tax returns for the EFH group, whether relating to pre-close or post-close periods

•    Preparation and filing of property tax returns for the EFH group

•    Preparation and filing of sales/use tax returns for the EFH group

•    Assistance, as requested, with tax examinations, including appeals of any property tax valuations or assessments

Tax-related systems integration and assistance with transitioning responsibility for the EFH group Tax function to Parent

Human Resources	The administration, maintenance, reporting, analysis, and other activities relating to benefits, records, compliance, and other HR-related functions.

Information Technology	The administration, maintenance, reporting, analysis, and other activities relating to Company information technology systems, including general oversight, facilities, application and infrastructure services, and other functions, including the migrating of data and information as described in Section 1.1(b).

Internal Audit and SOX Compliance	The administration, maintenance, reporting, analysis, and other activities relating to internal audits and SOX compliance, including administration of a key control system, management of officer certifications, and other internal compliance functions.

Physical Facilities and Corporate Security	Services related to the assessment and mitigation of risks to physical security (protecting personnel, property and equipment) and operational security (controlling and protecting the integrity and performance of a facility).

Treasury	Planning and budgetary services and the administration, maintenance, reporting, analysis, and other activities relating to treasury operations, liquidity management, risk management relating to insurance, trust and pension funds and other treasury-related functions.

Legal Services	The administration, maintenance, reporting, analysis, and other activities relating to non-privileged assistance or historical information.

Annex B - 1

Project Managers

For the Company

Anthony R. Horton

Title: Chief Financial Officer and Treasurer

Email: Tony.Horton@energyfutureholdings.com

For OpCo

David Faranetta

Title: SVP and Treasurer

Email: David.Faranetta@txu.com

Annex B - 2

Annex C

Conflicts

None.

Annex C - 1